                                                                    EXHIBIT 23.6

      [Letterhead of Donaldson, Lufkin & Jenrette Securities Corporation]



         CONSENT OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION


     We hereby consent to the (i) inclusion of our opinion letter dated November 21, 1999 to the Board of Directors of nFront, Inc. ("nFront") as Annex C to the Joint Proxy Statement/Prospectus of nFront and Digital Insight Corporation and ("Digital Insight") relating to the proposed merger between nFront and a wholly owned subsidiary of Digital Insight and (ii) references thereto in the sections captioned "SUMMARY OF THE PROXY STATEMENT/PROSPECTUS -- Summary of the nFront Merger --Opinion of nFront's Financial Advisor", "THE nFRONT MERGER -- nFront's Reasons for the nFront Merger", and "THE nFront MERGER -- Opinion of nFront's Financial Advisor" of the Joint Proxy Statement/Prospectus of nFront and Digital Insight which forms a part of this Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                              DONALDSON, LUFKIN & JENRETTE
                              SECURITIES CORPORATION


                              By: /s/ William S. Oglesby
                                  ----------------------
                              Name: William S. Oglesby
                              Title: Managing Director


New York, New York
January 10, 2000